EXHIBIT 99.1

Sinoenergy Corporation Reports First Quarter 2009 Results

    BEIJNG, Feb. 23 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN), ("Sinoenergy" or the "Company"), developer and operator of retail Compressed Natural Gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced financial results for the quarter ended December 31, 2008.

    First Quarter Highlights
    -- Net sale was $15.9 million in the first quarter that ended December 31,
       2008, an increase of 80.9% from $8.8 million, year to year from the quarter that ended on December 31, 2007.
    -- Gross profit was $4.8 million, an increase of 22.8% from $3.9 million year-to-year.
    -- Both net sales and gross profits for this quarter are the highest in the history of the Company.
    -- Net income was $1.7 million in the first quarter of fiscal, a decrease of 26.7% from $2.3 million year to year, or $0.11 and $0.11 per basic and diluted share.

    "This last quarter was a successful period with remarkable financial performance and significant business developments for Sinoenergy. We continued to improve our revenue performance, resulting mostly from the rapid growth of our CNG retail fueling station business. However, looking at the bigger picture, I do see storm clouds gathering on the horizon. China, the market we operate in, is beginning to be affected by the global economic crisis," said Mr. Bo Huang, CEO of Sinoenergy Corporation. "During the Quarter that ended on December 31, 2008, we witnessed the ripple effects of the global economic crisis beginning to impact China. The energy sector is particularly affected as industrial usage of CNG declined sharply as reflected in the Company's orders for CNG truck trailers, "continued Mr. Huang." The management is taking steps to improve operational efficiencies and increase sales across all sectors, particularly in the retail CNG business sector.  Together with the measure announce earlier about AR recovery efforts, the Company expects an upturn during the third and fourth quarters."

First Quarter 2009 Results

    Net sales for the three months ended December 31, 2008 were approximately $15.9 million, an increase of approximately $7.1 million, or 81%, from sales of approximately $8.8 million year to year. This increase resulted from；

    -- An increase of approximately $1.3 million, or 70%, in sales from customized pressure containers, reflecting an increase in demand for these products.
    -- An increase of approximately $1.1 million, or 25%, in sales from the
       CNG stations facilities and construction, resulting from execution of prior contract obligations.
    -- A significant increase of approximately $4.7 million from CNG retail station sector. In the first quarter of fiscal year 2009, sixteen CNG stations generated sales which significantly contributed to the total sales as compared with revenues from the first quarter of fiscal year
       2008, where there was only one station in operation. With more stations scheduled to begin operations in 2009, retail CNG business will contribute more to our revenue.

    Gross profit was $4.8 million in the quarter ended December 31, 2008, a 22.8% increase from $3.9 million year-to-year.
    Cost of sales for the reporting quarter was approximately $11.1 million, an increase of approximately 127% from approximately $4.9 million for the quarter ended in 2007. Our overall gross margin decreased significantly from 44% to 30% from the December 2007 to the 2008 quarter due to the following reasons:

    -- Our gross margin for the customized pressure containers deceased significantly from 41% to 29% because of the price increases of raw materials which were approximately 35% higher when compared with prior periods and the Company was not able to pass on the increases to our customers.
    -- Our gross margin for the CNG station facilities and construction decreased from 50% to 39% because of the increases in raw materials costs. Again, the Company was not able to pass on the price increases to our customers.
    -- With the general economic downturn, our gross margin in the vehicle fuel conversion kits sector decreased from 35% to 29%.
    -- The CNG station operation segment's gross margin in the December 2008 quarter was 20%, which lowered the total gross margin. During the
       December 2008 quarter, we did not have our own mother station, (a mother station is a facility in which we can directly refine and store
       CNG for delivery to our retail stations and would enable us to purchase
       CNG more economically). Given the cost of sales and the transportation costs are fixed, a mother station can reduce the cost of raw material.
       Without our own mother station, our retail CNG fueling stations were operating at less than optimum capacity. In the first quarter of fiscal year 2009 our stations were operating at approximately 70% of capacity and in the future, with better controls on the price and delivery of
       CNG, the Company's operating margins will improve.

Selling expenses increased to approximately $358,000, or approximately 229%, year to year. A significant portion of the increase was from the CNG station segment, where we had only $7,000 selling expenses in the December 2007 quarter as compared with the selling expenses of $308,000 in the December 2008 quarter. In addition, selling expenses for the vehicle fuel conversion kits segment increased by $47,000 because of the expansion of their marketing efforts.

Operating income was $2.9million in the quarter ended December 31, 2008, a 6.7% increase from $2.7 million year to year. Operating margin was 18.4%, compared to 31.2% in the three months ended December 31, 2007.

    Net income was $1.7 million in the quarter ended December 31, 2008, or $0.11 per basic and $0.11 per diluted share, compared to net income of $2.3million or $0.15 and $0.13 per basic and diluted share in the quarter ended December 31, 2007. The decrease in net income was due primarily by the increase in non cash expenses in conversion price reset and CB related expenses with Abax.

Financial Condition

    At December 31, 2008, we had cash of approximately $4.0 million, a decrease of $4.8 million from September 30, 2008. On December 31, 2008, we had working capital of approximately $32.4 million, a decrease of approximately 21% compared with working capital of approximately $35.0 million at the end of September, 2008.  Stockholders' equity totaled $56.8 million as of December 31, 2008, compared to $55.2 million as of September 30, 2008.

Recent Events

As of October 1, 2008, the Company announced the opening of two new retail CNG fueling stations that started selling CNG. The two new CNG stations are located in Xuanhu Lu, the City of Xuancheng, Anhui Province. Each of these standard CNG fueling stations has four filling outlets, and is open 24 hours a day, seven days a week. The Company has now opened and is operating a total of sixteen retail CNG fueling stations in Central and Eastern China.

    On October 17th, the Company announced that the Company's management rang the closing bell at the NASDAQ HQs in NYC to celebrate the Company's listing on the NASDAQ Capital Market.

Business Outlook

    "The objective of the Chinese government's RMB 4trillion economic stimulus plan is to encourage domestic consumption and to stimulate the economy. Clean energy and alternative fuel initiatives are beneficiaries of this stimulus plan. Therefore, CNG industry is strongly supported by financial and credit institutions, thus allowing for the accelerated implementation of financing plans for natural gas transport companies." said Mr. Huang. "We will be working diligently to reduce the level of accounts receivable systematically and step by step in the upcoming 3 fiscal quarters. Sinoenergy fully intends, to the best of our abilities, to continuously improve our balance sheet."

Guidance

    Sinoenergy expects its net revenue in the second quarter ending March 31 of fiscal year 2009 to be from $10 million to $11 million. Sinoenergy estimates operating income for the second quarter ending March 31 of the fiscal year 2009 to be from $1.1 million to $1.2 million. The projected sales and gross profits for the next quarter are expected to decrease due to the global financial crisis impacting Sinoenergy's businesses. The decreases are due to the following factors: first, the sales of CNG trailer will decrease dramatically; and second, the orders of other manufacturing business from customers will also decrease.  The Company expects net income in the second quarter ending March 31 of fiscal year 2009 to be from -$1.0 million to -$1.1 million, or -$0.05 to -$0.06 per diluted share and -$0.06 to -$0.07 per basic share.

About Sinoenergy

    Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.

   Forward-Looking Statements

   Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statements reflect our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

-FINANCIAL TABLES FOLLOW-

Sinoenergy Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands of United States dollars)

	31-Dec-08	30-Sep-08
ASSETS
CURRENT ASSETS
Cash	$4,049	$8,871
Restricted cash	878	523
Accounts and notes receivable, net	27,308	22,008
Other receivable, net	16,108	16,983
Deposits and prepayments	8,449	7,918
Due from related party	29	--
Inventories	4,058	7,303
Deferred expenses	101	91
TOTAL CURRENT ASSETS	60,980	63,697

Long-term investments	3,012	1,568
Property, plant and equipment, net	35,285	30,298
Intangible assets	27,607	27,591
Due from related party	383	383
Other long term asset	6,673	6,891
Goodwill	1,906	1,906
Deferred tax asset	15	13
TOTAL NON-CURRENT ASSETS	74,881	68,650

TOTAL ASSETS	$135,861	$132,347

CURRENT LIABILITIES
Short-term bank loan	$12,627	$11,953
Notes payable	2,926	1,633
Accounts payable	4,238	5,894
Advances from customers	2,095	2,409
Additional interest payable under convertible note indenture	420	420
Income taxes payable	1,116	633
Other payables	4,699	5,341
Accrued expenses	356	335
Deferred income	79	95
TOTAL CURRENT LIABILITIES	28,556	28,713

3% senior convertible notes	13,059	12,593
12% senior notes	16,170	16,658
Long-term loans	4,389	3,667
Deferred tax liabilities	1,095	1,095
TOTAL LIABILITIES	63,269	62,726

Minority interests	15,745	14,394
Commitments
SHAREHOLDERS' EQUITY
Common stock - par value $0.001 per share;
Authorized - 50,000,000 shares; Issued and outstanding -
15,942,336 shares at December 31, 2008 and September 30, 2008	16	16
Additional paid-in capital	30,479	30,396
Retained earnings	21,651	19,953
Accumulated other comprehensive income	4,701	4,862

TOTAL SHAREHOLDERS' EQUITY	56,847	55,227

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$135,861	$132,347

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands of United States dollars except per share information)

	Three Months Ended December 31,
	2008	2007

NET SALES	$15,928	$8,807
COST OF SALES	(11,126)	(4,896)
GROSS PROFIT	4,802	3,911

OPERATING EXPENSES
Selling expenses	514	156
General and administrative expenses	1,357	1,008

TOTAL OPERATING EXPENSES	1,871	1,164

INCOME FROM OPERATIONS	2,931	2,747

OTHER INCOME (EXPENSES)
Rental income, net of land use
right amortization of $61	1,329	--
Loss from unconsolidated entity	(16)	(20)
Interest income	10	11
Interest expense	(1,218)	(571)
Other income, net	185	144

OTHER INCOME (EXPENSES), NET	290	(436)

INCOME BEFORE INCOME TAXES AND
MINORITY INTEREST	3,221	2,311
Income taxes recovery (expenses)	(568)	120
INCOME BEFORE MINORITY INTEREST	2,653	2,431
Minority interest	(955)	(112)
NET INCOME	1,698	2,319
Other comprehensive income:
Foreign currency translation adjustments	(161)	968
COMPREHENSIVE INCOME	$1,537	$3,287
Net Income Per Common Share
Basic	$0.11	$0.15
Diluted	$0.11	$0.13
Weighted Average Common Shares Outstanding
Basic	15,942	15,709
Diluted	16,060	18,911

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands of United States dollars)

	Three Months Ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2008	2007
Net income	$1,698	$2,319
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Share-based compensation	83	118
Amortization of note discount	214	28
Deferred portion of interest expense	963	585
Loss from non-consolidated entity	(16)	--
Minority interest	955	112
Depreciation	93	140
Amortization of intangible assets	104	244
Provision for (recovery of)
doubtful accounts	(10)	90
Changes in operating assets and
liabilities:
Accounts and notes receivable	(5,291)	(2,595)
Other receivables, deposits and
prepayments	306	(7,325)
Inventories	3,245	238
Deferred tax asset	(2)	--
Accounts payable	(363)	(656)
Accrued expenses	(1,178)	(158)
Advances from customers	(314)	(11)
Other payables	(642)	3,020
Deferred income	(16)	--
Income taxes payable	483	(119)

Net cash provided by (used in) operating activities	328	(3,970)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(4,862)	(9,646)
Purchase of land use right	(120)	(6,423)
Purchase of minority interest in subsidiaries	(1,444)	(1,023)
Changes in restricted cash	(355)	404
Other payment for investment activities	--	(2,542)

Net cash used in investing activities	(6,781)	(19,230)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds received from note subscription receivable	--	29,840
Proceeds from bank loan	1,396	--
Payment of interest for notes	--	--
Payment of bank borrowings	--	(468)

Net cash provided by financing activities	1,396	29,372

Effect on cash of changes in exchange rate	235	968

Net increase in cash	(4,822)	7,140
Cash at beginning of period	8,871	3,322

Cash at end of period	$4,049	$10,462
Supplemental disclosure of cash flow information:
Interest paid	$1,382	$255
Income taxes paid	$80	$--

  For more information, please contact:

  Sinoenergy Corporation
  Mr. Shiao Ming Sheng, CFO
  Phone: +86-10-8492-8149
  Email: sheng@sinoenergycorporation.com
  Web:   http://www.sinoenergycorporation.com

SOURCE  Sinoenergy Corporation